eBay Inc.
2065 Hamilton Avenue
San Jose, California

Re: Accelerated Share Repurchase
Ladies and Gentlemen:
This master confirmation (this “Master Confirmation”), dated as of February 13, 2020 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Citibank, N.A. (“Dealer”) and eBay Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”), as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and (ii) the election of US Dollars (“USD”) as the Termination Currency.
The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) the Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.001 per share (Ticker: EBAY)

Exchange:	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer

Prepayment/Variable Obligations:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation:

Reference Price:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, the amount equal to the arithmetic average of the Rule 10b-18 VWAPs for all Calculation Dates in the Pricing Period; provided that, in the event Dealer determines that a Calculation Date during the Pricing Period is a Disrupted Day only in part, Dealer shall determine the Reference Price based on an appropriately weighted average instead of such arithmetic average with respect to such Disrupted Day.

Reference Price Adjusted Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Rule 10b-18 VWAP:	Subject to the provisions of “Pricing Disruption” below, for any Exchange Business Day, the Rule 10b-18 volume-weighted average price per Share for the regular trading session (including any extension thereof) of the Exchange for such Exchange Business Day, without regard to pre-open or after hours trading outside of such regular trading session for such Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Exchange Act, as reported on the Bloomberg Page “EBAY” <Equity> AQR SEC” (or any successor thereto) or, if such price is not so reported on such Exchange Business Day or is, in the Calculation Agent’s good faith and commercially reasonable discretion, erroneous, the Rule 10b-18 VWAP shall be as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Pricing Period:	For any Transaction, the period commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date, subject to extension as provided herein.

Pricing Period Commencement Date:	For any Transaction, as set forth in the relevant Supplemental Confirmation.

Pricing Period Termination Date:	For any Transaction, the Scheduled Termination Date for such Transaction; provided that if a First Optional Termination Date is specified in the Supplemental Confirmation for such Transaction, Dealer shall have the right to designate any Calculation Date occurring on or following the First Optional Termination Date as the Pricing Period Termination Date for all or any part of such Transaction by delivering notice to Counterparty prior to 11:59 p.m. New York City time on the Calculation Date immediately following such designated Pricing Period Termination Date. Dealer shall specify in each such notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate (and in good faith and in a commercially reasonable manner) in order to take into account the occurrence of such accelerated Pricing Period Termination Date (including cumulative adjustments to take into account all prior accelerated Pricing Period Termination Dates).

First Optional Termination Date:	If applicable, for any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Scheduled Termination Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction; provided that the Scheduled Termination Date may be postponed by Dealer as provided in “Pricing Disruption” below.

Calculation Dates:	For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the relevant Supplemental Confirmation.

Pricing Disruption:	The definition of “Market Disruption Event” contained in Section 6.3(a) of the Equity Definitions is hereby amended by:
(i) deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Pricing Period or the Settlement Period” after the word “material” in the third line thereof; and
(ii) replacing the words “or (iii) an Early Closure” in the fifth line thereof with the words “, (iii) an Early Closure or (iv) a Regulatory Disruption”.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Pricing Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Period, if any, the Calculation Agent may extend the Settlement Period. The Calculation Agent may also determine that (A) such Disrupted Day is a Disrupted Day in full, in which case the Rule 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Reference Price or the Settlement Price, as the case may be, or (B) such Disrupted Day is a Disrupted Day only in part, in which case the Rule 10b-18 VWAP such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the Rule 10b-18 VWAP for the relevant Calculation Dates during the Pricing Period or the Settlement Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Reference Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs during the Pricing Period or the Settlement Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (x) deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the Rule 10b-18 VWAP for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate, (y) deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be a Potential Adjustment Event and/or (z) deem such Disruption Event to be an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Early Closure:	The definition of “Early Closure” contained in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	In the event that Dealer reasonably concludes in good faith and upon the advice of counsel that it is appropriate for it to refrain from, decrease or otherwise materially alter any market activity on any Scheduled Trading Day during the Pricing Period or, if applicable, the Settlement Period in order to preserve Dealer’s hedge unwind or settlement activity hereunder in compliance with applicable legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), or due to any other Market Disruption Event, Dealer may by written notice to Counterparty elect to suspend the Pricing Period or Settlement Period for such day; provided that if such Regulatory Disruption is deemed to have occurred solely in response to such related policies or procedures, such Scheduled Trading Day or Scheduled Trading Days will each be a Disrupted Day in full. Dealer shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the day Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity. Dealer shall not be required to communicate to Counterparty the reason for Dealer’s exercise of its rights pursuant to this provision if Dealer reasonably determines in good faith and upon the advice of counsel that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).
Settlement Terms:

Settlement Procedures:	For each Transaction, if the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex B shall apply to such Transaction.

Number of Shares to be Delivered:	For each Transaction, a number of Shares equal to (i)(a) the Prepayment Amount, divided by (b) the Valuation Amount minus (ii) the Initial Share Number.

Valuation Amount:	For each Transaction, (i) the Reference Price minus (ii) the Reference Price Adjustment Amount.

Excess Dividend Amount:	For the avoidance of doubt, all references to Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered is positive, the date that is two Exchange Business Days immediately following (i) the Pricing Period Termination Date or (ii) with respect to any Pricing Period Termination Date designated by Dealer pursuant to the proviso in the definition of Pricing Period Termination Date, the date Dealer delivers the notice designating such Pricing Period Termination Date.

Settlement Currency:	USD
Initial Shares:

Initial Share Delivery:	For any Transaction, upon payment by Counterparty of the Prepayment Amount, Dealer or an affiliate of Dealer shall deliver to Counterparty a number of Shares equal to the Initial Share Number on the Initial Settlement Date for such Transaction, in accordance with Section 9.4 of the Equity Definitions, with such Initial Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Settlement Date:	For any Transaction, the date set forth as such in the Supplemental Confirmation for such Transaction.

Initial Share Number:	For each Transaction, the number set forth as such in the Supplemental Confirmation for such Transaction.
Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Pricing Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement; provided that the Calculation Agent shall not adjust any of the dates identified as Calculation Dates in the relevant Supplemental Confirmation.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) the amount or value of which (as determined by the Calculation Agent) when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend.

Ordinary Dividend:	Amount as set forth in the Supplemental Confirmation for each Transaction.

Early Ordinary Dividend Payment:	If an ex-dividend date for any dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines, in good faith and a commercially reasonable manner, is appropriate to account for the economic effect on the Transaction of such event.

Scheduled Ex-Dividend Date:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable, it being understood that the Hedging Party’s rate to borrow Shares shall be determined by reference to the terms of the Hedging Party’s share lending arrangements (which rate shall be, if the Hedging Party posts cash collateral under such lending arrangements, the negative spread on the rebate paid to the Hedging Party on cash collateral by the securities lenders under such lending arrangements) and without regard to the Hedging Party’s cost of funding.

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	Dealer: whenever the Hedging Party is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

Determining Party:	Dealer: whenever the Determining Party is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

Hedging Adjustments:	For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

(e) Increased Cost of Stock Borrow:	Applicable, it being understood that the Hedging Party’s rate to borrow Shares shall be determined by reference to the terms of the Hedging Party’s share lending arrangements (which rate shall be, if the Hedging Party posts cash collateral under such lending arrangements, the negative spread on the rebate paid to the Hedging Party on cash collateral by the securities lenders under such lending arrangements) and without regard to the Hedging Party’s cost of funding.

Initial Stock Loan Rate:	50 basis points per annum

Hedging Party:	Dealer

Determining Party:	Dealer

Additional Termination Event(s):	The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.
In the event that any of the representations of Counterparty contained in Sections 4(d), 4(h) and 4(i) would not be true as of the Prepayment Date for a Transaction, then (i) Counterparty shall, prior to delivery of the relevant Initial Share Number against payment of the relevant Prepayment Amount, notify Dealer (in a manner consistent with the requirements of Section 12) of the same and (ii) such event shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for a Transaction, then an Additional Termination Event with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price, and the Exchange Business Day on which such event occurs will be the “Early Termination Date” for purposes of the Agreement.

Relevant Dividend Period:	The period from and including the first day of the Pricing Period to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Period; otherwise, the Pricing Period Termination Date.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

2. Calculation Agent.	Dealer. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.
3. Account Details, Offices and Notices.
(a) Account Details:
(i) Account for payments to Counterparty:
Bank: Wells Fargo
ABA#: 121000248
Acct No.: 4311863153
Account Name: eBay Inc.
Account for delivery of Shares to Counterparty:
To be provided separately.
(ii) Account for payments to Dealer:
Bank: Citibank NA New York
BIC: CITIUS33 (or ABA: 021000089)
F/O: Citibank New York
A/C: 00167679
Ref:  NY Swap Operations
Account for delivery of Shares to Dealer:
Citigroup Global Markets Inc.
DTC: 0505
Name: Citibank NA
Account: 768-08121-2-5

(b) Notices. Unless otherwise specified, notices under this Master Confirmation may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

(i) If to Counterparty:
eBay Inc.
2065 Hamilton Avenue
San Jose, California
Attn: Brent Bounds
Telephone: (408) 967-4655
Facsimile: (408) 967-9929
Email: jbounds@ebay.com
(ii) If to Dealer:
Citibank, N.A.
388 Greenwich Street, 8th Floor
New York, NY 10013
Attention:  Strategic Equity Solutions
Telephone No.: (212) 723-5770
Email: eq.us.corporates.middle.office@citi.com
Peter.barna@citi.com
joseph.stoots@citi.com
Theodore.finkelstein@citi.com

(c) Offices.
(i) The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(ii) The Office of Dealer for each Transaction is: New York.
4. Representations of Counterparty.
In addition to the representations, warranties and covenants in the Agreement, Counterparty additionally hereby represents, warrants and covenants to Dealer that:
(a) Corporate Existence and Authorization; Required Company Approvals. Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof. Each Transaction contemplated by this Master Confirmation and any repurchase of Shares by Counterparty in connection with such Transaction are pursuant to a publicly announced share repurchase program that has been approved by its board of directors (or any committee thereof duly authorized to act on behalf of the board of directors), and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto (or in any other filing or disclosure required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body) and, as of the Trade Date and the Pricing Period Commencement Date for each Transaction, such Transaction is not subject to any internal policy or procedure of Counterparty, whether written or oral, which would prohibit Counterparty from effecting any aspect of such Transaction, including, without limitation, the purchases of the Shares made pursuant to such Transaction at such time;
(b) Private Placement. It acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into this Transaction for its own account and without a view to the distribution or resale thereof, and it understands that Dealer has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law. It has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment and the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(c) Material Non-Public Information and Manipulation. As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it is not making such election, in each case, (i) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares; (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer; or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);
(d) Compliance with Filing Requirements. As of the Trade Date for each Transaction hereunder and as of the date of any election with respect to any Transaction hereunder, each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed;
(e) Issuer Tender Offer. As of the Trade Date and the Pricing Period Commencement Date for each Transaction hereunder, the purchase or writing of such Transaction contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;
(f) Regulation M. The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M) at any time during any Regulation M Period (as defined below) for any Transaction. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) for such Transaction, (ii) the Settlement Period, if any, for such Transaction and (iii) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the first day of the Pricing Period for such Transaction and ending on the later of (i) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Optional Termination Date (if any) without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (ii) if Section 9 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 9 have been made;
(g) Rule 10b-18 Purchases of Blocks. Counterparty shall, on the Trade Date for any Transaction, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchases” and “blocks” each being used as defined in Rule 10b-18). From each Trade Date to the relevant Pricing Period Commencement Date, Counterparty and its “affiliated purchasers” (as defined in Rule 10b-18) shall not effect any additional purchasers of such blocks.
(h) Liquidity. As of the Trade Date for each Transaction hereunder, (i) its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Master Confirmation and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and (ii) its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such transactions, including the loss of its entire investment in such transactions;
(i) Solvency. As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code (as defined below)) and Company would be able to purchase a number of the Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Company’s incorporation;
(j) Financial Expertise and Total Assets. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof.
(k) Investment Company Act of 1940. Counterparty is not, and after giving effect to each Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(l) CEA Status. Counterparty is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party;
(m) Non-Reliance. It is not relying, and has not relied upon, Dealer or any of its affiliates with respect to the legal, accounting, tax or other implications of this Master Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Master Confirmation. Further, it acknowledges and agrees that neither Dealer nor any affiliate of Dealer has acted as its advisor in any capacity in connection with this Master Confirmation or the transactions contemplated hereby. Without limiting the generality of the foregoing or Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging Contracts in Entity’s Own Equity.
(n) No Deposit Insurance. It understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency;
(o) Assumption of Risk. IT UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS MASTER CONFIRMATION ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
5. Acknowledgements and Agreements of Counterparty.
(a) [Reserved].
(b) Nature of Rights. Counterparty acknowledges and agrees that this Master Confirmation is not intended to convey to Dealer rights against Counterparty hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Company, Dealer’s rights hereunder shall rank on a parity with the rights of a holder of the Shares enforcing similar rights under a contract involving the Shares.
(c) Bankruptcy Code. The parties hereto intend for (i) each Transaction hereunder to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(o), 546, 555 and 561 of the Bankruptcy Code; (ii) a party’s right to liquidate, terminate or accelerate a Transaction hereunder and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under this Master Confirmation with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) all transfers of cash, securities or other property under or in connection with each Transaction hereunder are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant” or a “forward contract merchant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f) and 546(j) of the Bankruptcy Code; (iv) all obligations under or in connection with each Transaction hereunder represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362 and 561 of the Bankruptcy Code; and (v) each of the parties hereto to be a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code.
(d) Dealer’s Activities. Counterparty understands and acknowledges that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Counterparty and that Dealer and its affiliates may continue to conduct such transactions during the Pricing Period and the Settlement Period.
(e) Establishment of Hedge Position. Counterparty acknowledges that during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind Dealer’s hedge position with respect to such Transaction
(f) Other Market Activities. Counterparty acknowledges that Dealer and its affiliates may also be active in the market for Shares and transactions linked to the Shares other than in connection with hedging activities in relation to any Transaction.
(g) Manner of Hedging or Market Activities. Counterparty acknowledges that Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Reference Price and the Rule 10b-18 VWAP.
(h) Effect of Market Activities. Counterparty acknowledges that any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Reference Price and Rule 10b-18 VWAP, each in a manner that may be adverse to Counterparty.
(i) Purchase Price. Counterparty acknowledges that each Transaction is a derivative transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
6. Calculations and Payment Date upon Early Termination.
The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines and taking into account the existence of any Other Specified Repurchase Agreement) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of shares of Common Stock equal in number to a commercially reasonable hedge position in relation to such Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 9, such Shares or Alternative Delivery Units shall be delivered on a date selected by Dealer as promptly as practicable.
7. 10b5-1 Plan.
(a) It is the intent of Counterparty and Dealer that each Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the parties shall take no action that results in such Transaction not so complying with such requirements.
(b) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Specified Repurchase Agreement shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, any other prepaid accelerated share repurchase transaction entered into on the Trade Date for such Transaction that is intended to comply with the requirements of Rule 10b5-1(c) under the Exchange Act and with calculation dates (however defined) that do not overlap with the Calculation Dates hereunder.

(c) During the term of any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.
(d) Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately and over how, when or whether Dealer (or its agent or affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(e) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
8. Counterparty Purchases.
Counterparty (including its “affiliated purchasers”, as defined in Rule 10b-18) shall not, without the prior written consent of Dealer (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, or any security convertible into or exchangeable for such Shares and including, without limitation, by means of a derivative instrument) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other similar transaction, during the Relevant Period, Settlement Period or Seller Termination Purchase Period and thereafter until all payments or deliveries of Shares under this Master Confirmation have been made, except pursuant to (a) (i) any open market repurchase agreement entered into between Counterparty and Dealer or an affiliate thereof providing for purchases made solely on Calculation Dates for the relevant Transaction or (ii) any open market repurchase agreement entered into between Counterparty and the dealer party to an Other Specified Repurchase Agreement (or an affiliate thereof) so long as all purchases thereunder are on days that are not Calculation Dates hereunder, in either case, so long as such purchases do not in the aggregate exceed, on any Exchange Business Day, the Specified ADTV Percentage for such Transaction for any such Exchange Business Day (as specified in the relevant Supplemental Confirmation) or (b) any Other Specified Repurchase Agreement. During such time, any purchases of Shares by Counterparty on any Calculation Date shall be made through Dealer or its affiliates, subject to such reasonable conditions as Dealer or such affiliate shall impose, and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and Dealer believe is in compliance with applicable requirements. Notwithstanding the foregoing, this Section 8 shall not prohibit limit or otherwise restrict (a) Counterparty’s ability to purchase Shares in connection with any company employee, officer or director equity plan or any dividend reinvestment plan, in each case, that are not expected to result in market transactions, (b) Counterparty’s ability to withhold Shares to cover tax liabilities associated with any such plan, (c) any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (d) Counterparty’s or any of its affiliates’ ability to repurchase Shares under privately negotiated, off exchange transactions with any of its employees, officers, directors, affiliates or any third party that are not expected to result in market transactions, (e) Counterparty’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options in connection with Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty or (f) purchases of Shares forfeited or surrendered to Counterparty by holders of compensatory restricted Shares.

9. Loss Settlement Election.
In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Unit on the Early Termination Date or the date of early cancellation or termination, as the case may be, and if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units on any Calculation Date to fulfill its delivery obligation under this Section 9); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 9 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 9 is to be made by Counterparty, paragraphs 2 through 7 of Annex B hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 9 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 9, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 9 shall be referred to as the “Seller Termination Purchase Period”; provided that the parties hereby agree that such purchases shall be made solely on Calculation Dates for the relevant Transaction.
10. Special Provisions for Merger Transaction.
Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a) Counterparty agrees that it:
(i) will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or the last day of the Settlement Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or permit to be made (to the extent within Counterparty’s control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made; and
(iii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.
(b) Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause a Regulatory Disruption or the terms of any Transaction to be adjusted or such Transaction to be terminated pursuant to paragraph (c) of this Section 10; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 above.
(c) Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Dealer may treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Settlement Period had fewer Scheduled Trading Days than originally anticipated. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
11. Special Provisions for Acquisition Transaction Announcements.
(a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments (if any) to the exercise, settlement, payment or other terms of such Transaction as the Calculation Agent determines, in good faith and in a commercially reasonable manner, is appropriate to account for the economic effect on such Transaction of such Acquisition Transaction Announcement. If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Optional Termination Date (if any) of any Transaction, the First Optional Termination Date shall be the date of such Acquisition Transaction Announcement.
(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.
(c) “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or any of its subsidiaries exceeds 15% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by

Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
12. Communication between Counterparty and Dealer.
Counterparty shall not at any time prior to the termination of all Transactions hereunder communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Dealer to any Relevant Dealer Personnel. For purposes hereof, “Relevant Dealer Personnel” means, (i) with respect to any communication relating to a Transaction hereunder (such communication, “Program Communication”), all employees of Dealer except employees in the Strategic Equity Solutions Group; and (ii) with respect to any communication that is not Program Communication, all employees of Dealer except employees that Counterparty reasonably believes are on the “private” side of internal communication walls at Dealer.
13. Delivery Procedures and Limitation.
Notwithstanding anything to the contrary in this Master Confirmation, Counterparty acknowledges and agrees that, on any day, Dealer (or its agent or affiliate) shall not be obligated to deliver or receive any Shares to or from Counterparty and Counterparty shall not be entitled to receive any Shares if such receipt or delivery would result in Dealer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at any time in excess of 4.9% of the outstanding Shares. Any purported receipt or delivery of the Shares shall be void and have no effect to the extent (but only to the extent) that any receipt or delivery of such Shares would result in Dealer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If, on any day, any delivery or receipt of the Shares by Dealer (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Dealer’s and Counterparty’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as Dealer reasonably determines that such receipt or delivery would not result in Dealer directly or indirectly beneficially owning in excess of 4.9% of the outstanding Shares.
14. Additional Amendments to the Equity Definitions.
(a) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or such Transaction” at the end of the sentence.
(b) Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the “Shares” in the sixth line thereof, (iii) deleting the words “diluting or concentrative” in the seventeenth line thereof, and (iv) replacing the parenthetical phrase in the eighteenth and nineteenth lines thereof with the following: “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”
(c) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material” and by adding the phrase “or the relevant Transaction” at the end of the sentence.
(d) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(i) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and
(ii) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(e) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(ii) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other” and (4) deleting clause (X) in the final sentence.
15. Additional Provisions.
(a) “Tax” and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (A) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) and (B) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”). For the avoidance of doubt, each of a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement. Counterparty acknowledges and agrees that Dealer may, at its discretion, treat each Transaction contemplated hereby as a “specified notional contract” under Section 871(m) of the Code.
(b) Each party shall provide to the other party a valid U.S. Internal Revenue Service Form W-9 or any successor thereto, (i) on or before the date of execution of this Master Confirmation and (ii) promptly upon learning that any such tax form previously provided by such party has become obsolete or incorrect.
16. Miscellaneous.
(a) No Collateral. Notwithstanding any provision of this Master Confirmation, or any other agreement between the parties, to the contrary, the obligations of Counterparty under this Master Confirmation are not secured by any collateral.
(b) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
(c) Non-Confidentiality. Notwithstanding anything to the contrary herein, (i) Dealer acknowledges that this Master Confirmation may be intended to produce U.S. federal income tax benefits for Counterparty and (ii) Counterparty and Dealer hereby agree that (A) Counterparty is not obligated to Dealer to keep confidential from any and all persons or otherwise limit the use of any aspect of this Master Confirmation relating to the structure or tax aspects thereof, and (B) Dealer does not assert any claim of proprietary ownership in respect of any such aspect of this Master Confirmation.
(d) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality).
(e) No Netting or Setoff. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
(f) Assignment and Transfer. The rights and duties under this Master Confirmation may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Dealer may assign its obligation to deliver or receive delivery of Shares hereunder to any of its affiliates without the prior written consent of Counterparty. Upon any such assignment Dealer shall indemnify Counterparty from and against any loss, cost or expense relating to the failure of such affiliate to perform its delivery obligation. Notwithstanding anything to the contrary herein or in the Agreement, Counterparty shall not be required to pay any additional amount under Section 2(d)(i)(4) of the Agreement in excess of any additional amount that would have been required to be paid to Dealer hereunder had there never been any transfer or assignment by Dealer of its rights and obligations hereunder. Notwithstanding anything to the contrary set forth herein or in the Agreement, any deduction or withholding for tax with respect to which no additional amount is payable solely by reason of the preceding sentence shall not give Dealer (including transferee or assignee) the right to terminate the Transaction under Section 6 of the Agreement.
(g) Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
(h) Calculations, Adjustments and Determinations. All adjustments, calculations and determinations by Dealer hereunder as Calculation Agent, as Determining Party or following the occurrence of an Early Termination Date shall be made in good faith and in a commercially reasonable manner. Dealer shall provide to Counterparty prompt notice of any such adjustments, calculations or determinations made with respect to any Transaction under this Master Confirmation, including, upon Counterparty’s request, a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment, calculation or determination (including the methodology and inputs) and information from internal sources used in making such calculation, adjustment or determination, but without disclosing any confidential or proprietary models or any confidential or proprietary information.
(i) Rule 10b-18. Notwithstanding anything to the contrary herein, during the Settlement Period for any Transaction, Dealer agrees to (A) make all purchases of Shares in connection with such Transaction through only one broker or dealer and (B) use commercially reasonable efforts to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the applicable securities exchange or quotation system and other circumstances beyond Dealer’s control.
17. U.S. QFC Mandatory Contractual Requirements.
(a) Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Master Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that, subject to Section 17(b), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Master Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.
(b) General Creditor Protections. Nothing in Section 17(a) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Master Confirmation or any other Relevant Agreement that arises as a result of:
(i) Dealer becoming subject to an Insolvency Proceeding; or
(ii) Dealer not satisfying a payment or delivery obligation pursuant to (A) this Master Confirmation or any other Relevant Agreement, or (B) another contract between Dealer and Counterparty that gives rise to a Default Right under this Master Confirmation or any other Relevant Agreement.
(c) Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Master Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.
(d) General Conditions.
(i) Effective Date. The provisions set forth in Section 17 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.
(ii) Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 17. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Master Confirmation shall be deemed to be a Protocol Covered Agreement.
(iii) Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 17.
(e) Definitions. For the purposes of Section 17, the following definitions apply:
“Applicable Compliance Date” with respect to this Master Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterpartyis not described in clause (a) or (b), January 1, 2020.
        “BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.
“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.
“Credit Enhancement” means, with respect to this Master Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.
“Default Right” means, with respect to this Master Confirmation (including any Transaction or Supplemental Confirmation hereunder) or any other Relevant Agreement, any:
(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and
(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but
(iii) solely with respect to Section 17(a) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.
“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.
“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.
“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.
“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.
“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.
“Relevant Agreement” means this Master Confirmation (including all Transactions and Supplemental Confirmations hereunder) and any Credit Enhancement relating hereto or thereto .
“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Master Confirmation.
Very truly yours,
CITIBANK, N.A.
By: /s/ Peter Barna
Name: PETER BARNA
Title: Authorized Representative

Acknowledged:

EBAY INC.
By: /s/ Joseph B. Bounds
Name: JOSEPH B. BOUNDS
Title: Vice President/Treasury

ANNEX A

Citibank, N.A.
Strategic Equity Solutions
388 Greenwich Street, 8th Floor
New York, NY 10013

[______], 20[__]
eBay Inc.
2065 Hamilton Avenue
San Jose, California
Re: Accelerated Share Repurchase: Supplemental Confirmation
Ladies and Gentlemen:
Reference is made to the Master Confirmation between us dated February 13, 2020 (the “Master Confirmation”). Capitalized terms used without definition in this Supplemental Confirmation have the definitions assigned to them in the Master Confirmation.
This Supplemental Confirmation confirms the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and eBay Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below. Dealer is acting as principal in this Transaction.
1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2. The additional terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date: [________]
Prepayment Amount: USD [________]
Prepayment Date: [________]
Reference Price
Adjustment Amount: USD [________]
Pricing Period
Commencement Date: [________]
First Optional
Termination Date: [________]

Scheduled Termination Date: [________]
Initial Share Number: [________] Shares
Initial Settlement Date: [________]
Ordinary Dividend: USD [___]
1

Scheduled Ex-Dividend Dates: [________]
Specified ADTV Percentage: For any Exchange Business Day, [__]% of the ADTV (as defined in Rule 10b-18) of the Shares.
Termination Price: USD [_________] per Share, equal to approximately 50% of the closing price of the Shares on the Trade Date
Additional Relevant Days: The 3 Calculation Dates immediately following the Pricing Period
Number of Shares purchased
in Rule 10b-18 purchases of
blocks pursuant to the once-a-week
block exception set forth in
Rule 10b-18 by or for Counterparty
or any of its “affiliated
purchasers” (as defined in Rule
10b-18): 0

3. Calculation Dates:

1.	2.	3.
4.	5.	6.
7.	8.	9.
10.	11.	12.
13.	14.	15.
16.	17.	18.
19.	20.	21.
22.	23.	24.
25.	26.	27.
28.	29.	30.
31.	32.	33.
34.	35.	36.
37.	38.	39.
40.	41.	42.
43.	44.	45.
46.	47.	48.
49.	50.	51.
52.	53.	54.
55.	56.	57.
58.	59.	60.
61.	62.	63.
64.	65.	66.
67.	68.	69.
70.	71.	72.
73.	74.	75.
76.	77.	78.
79.	80.	81.
82.	83.	84.
2

If necessary, the Calculation Agent may add additional Calculation Dates beginning with [ ] and continuing with every third Scheduled Trading Day thereafter.

[Signature Page to ASR Master Confirmation]

Please indicate your acknowledgment of the above by signing and returning to us a copy of this Supplemental Confirmation.

Very truly yours,
CITIBANK, N.A.
By:
Name:
Title: Authorized Representative

Acknowledged:
EBAY INC.
By:
Name:
Title:

ANNEX B
Counterparty Settlement Provisions
1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:
Settlement Currency: USD
Settlement Method Election: Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Electing Party: Counterparty
Settlement Method
Election Date: For the relevant Transaction (x) if a First Optional Termination Date has been specified in the related Supplemental Confirmation, the earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Pricing Period Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be and (y) if a First Optional Termination Date has not been specified in the related Supplemental Confirmation, the Scheduled Termination Date.
Default Settlement Method: Cash Settlement
Forward Cash Settlement
Amount: The Number of Shares to be Delivered multiplied by the Settlement Price.
Settlement Price: An amount equal to the average of the Rule 10b-18 VWAPs for the Calculation Dates in the Settlement Period, subject to Pricing Disruption as specified in the Master Confirmation.
Settlement Period: A number of Scheduled Trading Days determined by Dealer in its good faith and commercially reasonable discretion to close out a commercially reasonable Hedge Position, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Scheduled Trading Day immediately following the Pricing Period Termination Date.
Cash Settlement: If Cash Settlement is applicable, then Buyer shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement
Payment Date: The date two Exchange Business Days following the last day of the Settlement Period.
Net Share Settlement
Procedures: If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. Notwithstanding Counterparty’s election of Net Share Settlement, if all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been met, Cash Settlement shall be applicable in accordance with paragraph 1 above.
3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a) a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Dealer;
(c) as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Dealer, in its discretion; and
(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a) all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including, without limitation, all reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer
5. Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.
6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
[Signature Page to ASR Supplemental Confirmation]

A – B
Where A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” means as of the date of the Master Confirmation, 53,777,897 Shares. The Reserved Shares may be increased or decreased as agreed by the parties in a Supplemental Confirmation.
If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Dealer any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Dealer thereof and deliver to Dealer a number of Shares not previously delivered as a result of this paragraph 7. Counterparty agrees to use its best efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.

B-4